Exhibit 21.1

HORTONWORKS, INC.

SUBSIDIARIES OF THE REGISTRANT

Agniv, Inc.	California, U.S.A.

Hortonworks, B.V.	The Netherlands

Hortonworks Australia Pty. Ltd.	Australia

Hortonworks Data Platform India Pvt. Ltd.	India

Hortonworks GmbH	Germany

Hortonworks International Ltd.	Ireland

Hortonworks Japan Co Ltd.	Japan

Hortonworks Korea Ltd.	Korea

Hortonworks UK Ltd.	United Kingdom

Onyara, Inc.	Delaware, U.S.A.

Pachydermworks, C.V.	Delaware, U.S.A.

Pachydermworks, LLC	Delaware, U.S.A.

SequenceIQ Hungary Kft	Delaware, U.S.A.

SequenceIQ, Inc.	Delaware, U.S.A.

Yertleworks, LLC	Delaware, U.S.A.